UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2011

PRESSURE BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

MASSACHUSETTS

  (State or Other Jurisdiction of Incorporation)
0-21615	04-2652826
(Commission File Number)	(IRS Employer Identification No.)

14 Norfolk Avenue, South Easton, MA	02375
(Address of Principal Executive Offices)	(Zip Code)

(508) 230-1828

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 7, 2011, Pressure BioSciences, Inc. (the “Company”) received a loan in the amount of $100,000 from the Company’s Chief Executive Officer, Richard T. Schumacher.  The loan was made pursuant to a Promissory Note (the “Note”) with a maturity date of November 5, 2011, which may be extended with mutual consent of the parties.  The interest rate under the Note is 20% per annum.  The Note may be repaid in cash or (at the option of the investor) by conversion into that number of securities issued in the next financing completed by the Company having an aggregate purchase price equal to the then outstanding principal amount of the Note, plus any accrued and unpaid interest due at the time of conversion.

In connection with the loan, the Company also issued to Mr. Schumacher a warrant (the “Warrant”) to purchase 12,048 shares of the Company’s Common Stock, $0.01 par value, at an exercise price of $0.83 per share, expiring on September 7, 2014.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference.

Item 3.02	Unregistered Sales of Equity Securities.

The Note and Warrant described in Item 1.01 of this Current Report on Form 8-K were issued without registration under the Securities Act, in reliance upon the exemption set forth in Section 4(2) of the Securities Act, for transactions not involving a public offering. The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference.

On September 2, 2011, the Company issued an aggregate of 124,996 shares of the Company’s Common Stock to the Company's independent directors in payment for all, or a portion of, accrued board fees.  The number of shares issued was based on $0.84 per share, which was the greater of the consolidated closing bid or the closing price of the Company's Common Stock, on September 1, 2011.  The Common Stock was issued without registration under the Securities Act, in reliance upon the exemption from registration set forth in Rule 506 of Regulation D promulgated under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 9, 2011	PRESSURE BIOSCIENCES, INC.

	By:	__/s/ Richard T. Schumacher__________
Richard T. Schumacher, President and Chief Executive Officer